Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-249645 and 333-255201) on Form S-3 and (Nos. 333-233808, 333-237058, and 333-254737) on Form S-8 of our report dated March 15, 2022, with respect to the financial statements of Satsuma Pharmaceuticals, Inc.

/s/ KPMG LLP

San Diego, California

March 15, 2022